Exhibit 99(h)(3)

                         EXPENSE LIMITATION UNDERTAKING

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                   January 3, 2010


AllianceBernstein Large Cap Growth Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      AllianceBernstein L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of the Class A shares incurred by your AllianceBernstein Large Cap Growth Fund (the "Fund") to be limited to 1.25% of your aggregate average daily net assets (the "Limitation"). To determine the amount of the Fund's Class A share expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Class A shares recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Class A shares' current day (the "Allowable Expenses"). If the expenses of the Class A shares for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce the transfer agent fees and/or (ii) waive expenses and/or reimburse the Fund accordingly.

      For purposes of this Undertaking, the Initial Expense Limitation Period shall mean the period commencing on the date hereof and terminating on November 1, 2010 and the Subsequent Expense Limitation Period shall mean the period commencing on November 1,2010 and terminating at the close of the Fund's 2011 fiscal year. The Undertaking given hereunder may not be terminated during the Initial Expense Limitation Period. The Subsequent Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Subsequent Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term.

      We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the expenses of the Class A shares for purposes of calculating the net asset value per Class A share and for other purposes and expressly permit you to do so.


                                                     Very truly yours,

                                                     ALLIANCEBERNSTEIN  L.P.

                                                     By: /s/ Mona Bhalla
                                                         ----------------
                                                         Mona Bhalla
                                                         Corporate Secretary